                                                                Exhibit (c)(14)


                    Stock Tender and Voting Agreement with
             Max M. Fisher Revocable Trust, u/a/d August 13, 1988

                       STOCK TENDER AND VOTING AGREEMENT
                       ---------------------------------

          STOCK TENDER AND VOTING AGREEMENT (this "Agreement"), dated as of June
                                                   ---------
17, 1999 by and among Max M. Fisher Revocable Trust u/a/d August 13, 1998

("Shareholder"), Littlejohn Partners IV, L.P., a Delaware limited partnership
-------------
("Parent"), and LPIV Acquisition Corp., a Michigan corporation and a wholly-
--------
owned subsidiary of Parent ("Purchaser").
                             ---------

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, concurrently herewith, Parent, Purchaser and Durakon Industries, Inc., a Michigan corporation ("Company"), are entering into an
                                           -------
Agreement and Plan of Merger of even date herewith (the "Merger Agreement"),
                                                         ----------------
pursuant to which Purchaser agrees to make a tender offer (the "Offer") for all
                                                                -----
outstanding shares of common stock, without par value (the "Common Stock"), of
                                                            ------------
the Company, at $16.00 per share (the "Offer Price"), in cash, and/or by a
                                       -----------
merger (the "Merger") of Purchaser with the Company;
             ------

          WHEREAS, Shareholder beneficially owns (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange
                                                                        --------
Act")), as of the date hereof, 279,286 shares of Common Stock (the "Existing
---                                                                 --------
Shares", together with any shares of Common Stock beneficial ownership of which
------
is acquired by Shareholder after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares");
                                                     ------

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that Shareholder agree, and Shareholder has agreed, to enter into this Agreement; and

          WHEREAS, Parent and Purchaser have entered into the Merger Agreement in reliance on Shareholder's representations, warranties, covenants and agreements hereunder;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other, good and valuable consideration, and intending to be legally bound hereby, it is agreed as follows:

          1.   Agreement to Tender and Vote; Irrevocable Proxy.
               -----------------------------------------------

               1.1  Tender.  Shareholder agrees to validly tender all Shares
                    ------
beneficially owned by it pursuant to the Offer within ten business days of commencement of the Offer, and not withdraw any such Shares, except to the extent that the tender of shares (excluding Shares acquired after the date hereof) pursuant to the Offer would subject Shareholder to liability under
Section 16(b) of the Exchange Act.

               1.2  Voting.  Shareholder hereby agrees that, during the time
                    ------
this Agreement is in effect, at any meeting of the shareholders of Company, however called, and in any action by consent of the stockholders of Company, Shareholder shall: (a) vote all Shares beneficially owned by it in favor of the Merger; (b) vote all Shares beneficially owned by it against any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of the Company under or pursuant to the Merger Agreement; (c) vote all Shares beneficially owned by it against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer including, but not limited to, (i) any corporate transaction not entered into in the ordinary course of business (other than the Merger), including, but not limited to, a merger, other business combination, reorganization, consolidation, recapitalization, dissolution or liquidation involving Company, (ii) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (iii) any change in the board of directors of Company, (iv) any material change in the capitalization of the Company, (v) any change in the charter, by-laws or other organizational or constitutive documents of the Company, or (v) any other material change in the corporate structure or business of the Company; and (d) without limiting the foregoing, consult with Parent and vote all Shares beneficially owned by it in such manner as is determined by Parent to be in compliance with the provisions of this Section 1.2. Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

               1.3  Irrevocable Proxy.  Contemporaneously with the execution of
                    -----------------
this Agreement: (i) Shareholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (the "Proxy"), with respect to all Shares owned of record by
                       -----
Shareholder; and (ii) Shareholder shall cause to be delivered to Parent additional Proxies executed on behalf of each record owner of any Shares owned beneficially (but not owned of record) by Shareholder.

          2.   Representations and Warranties of Shareholder.  Shareholder
               ---------------------------------------------
represents and warrants to Parent and Purchaser as follows:

               2.1  Ownership of Shares.  On the date hereof the Existing Shares
                    -------------------
are all of the Shares currently beneficially owned by Shareholder. On the Closing Date, the Shares will constitute all of the shares of Common Stock owned beneficially by Shareholder. Shareholder does not have any rights to acquire any additional shares of Common Stock. Shareholder currently has with respect to the Existing Shares, and at Closing will have with respect to the Shares, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable Federal and State securities laws).

               2.2  Power; Binding Agreement.  Shareholder has the full legal
               ------------------------
capacity, right, power and authority to enter into and perform all of Shareholder's obligations under this Agreement. The execution and delivery of this Agreement by Shareholder will not violate the trust or other organizational or constitutive documents of Shareholder or any other agreement, contract or arrangement to which Shareholder is a party or is bound, including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will (a) other than filings required under the federal or state securities laws, require any consent or approval of or filing with any governmental or other regulatory body, or (b) constitute a violation of, conflict with or constitute a default under (i) any law, rule or regulation applicable to Shareholder, or (ii) any order, judgment or decree to which Shareholder is bound.

               2.3  Finder's Fees.  No person is, or will be, entitled to any
                    -------------
commission or finder's fees from Shareholder in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

          3.   Representations and Warranties of Parent and Purchaser.  Parent
               ------------------------------------------------------
and Purchaser, jointly and severally, represent and warrant to Shareholder as follows:

               3.1  Authority.  Each of Parent and Purchaser has full legal
                    ---------
right, power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Parent and Purchaser will not violate the charter, by-laws or other organizational or constitutive documents of Parent or Purchaser, or any other agreement, contract or arrangement to which Parent or Purchaser is a party or is bound. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a legal, valid and binding agreement of Parent and Purchaser, enforceable in accordance with its terms. Neither the execution of this Agreement nor the consummation by Parent or Purchaser of the transactions contemplated hereby will (a) require any consent or approval of or filing with any governmental or other regulatory body, or (b) constitute a violation of, conflict with or constitute a default under (i) any law, rule or regulation applicable to Parent or Purchaser, or (ii) any order, judgment or decree to which Parent or Purchaser is bound.

               3.2  Finder's Fees.  No person is, or will be, entitled to any
                    -------------
commission or finder's fee from Parent or Purchaser in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

          4.   Termination.  This Agreement (other than the provisions of
               -----------
Sections 5, 6 and 19 which shall survive any termination of this Agreement), shall terminate on the earliest to occur of (a) the date on which Purchaser accepts for payment the Shares tendered in the Offer, so long as the Shares are so tendered and not withdrawn, (b) the Effective Time (as defined in the Merger Agreement), and (c) the date of termination of the Merger Agreement in accordance with its terms. Purchaser shall not purchase the Shares pursuant to the Offer unless Purchaser purchases pursuant to the Offer that number of shares of Common Stock such that the Minimum Tender Condition (as defined in the Merger Agreement) is satisfied.

          5.   Expenses.  Except as provided in Section 19, each party hereto
               --------
will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers. The provisions of this Section 5 shall survive the Closing hereunder.

          6.   Confidentiality.  Shareholder recognizes that successful
               ---------------
consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to these matters. In this connection, pending public disclosure, Shareholder agrees that it will not disclose or discuss these matters with anyone (other than officers, directors, legal counsel and advisors of Shareholder or the Company, if any) not a party to this Agreement, without prior written consent of Parent, except for filings required pursuant to the Exchange Act, and the rules and regulations thereunder or disclosures Shareholder's legal counsel advises in writing are necessary in order to fulfill Shareholder's obligations imposed by law, in which event Shareholder shall give prompt prior notice of such disclosure to Parent and cooperate with Parent in obtaining a protective order or in limiting such disclosure.

          7.   Certain Covenants of Shareholder.
               --------------------------------

               7.1 Except in accordance with the provisions of this Agreement, Shareholder agrees, while this Agreement is in effect, not to, directly or indirectly:

                     (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares;

                     (b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

                     (c) Shareholder shall not, directly or indirectly through any agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (other than Parent or Purchaser) relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any subsidiary of the Company, or any merger, consolidation, business combination, reorganization, recapitalization or similar transaction involving the Company or any subsidiary of the Company (each a "Competing Transaction"), or participate in any discussions or negotiations
   ---------------------
regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person (other than Parent and Purchaser) to do or seek any of the foregoing. Shareholder will cease and cause to be terminated any existing activities, discussions or negotiations by or on its behalf with any person

(other than Parent and Purchaser) conducted heretofore with respect to any Competing Transaction and will promptly notify Parent following receipt of any request by any person (other than Parent or Purchaser) relating to any possible Competing Transaction or information concerning the Company. Nothing contained herein shall prohibit Shareholder, solely in his capacity as a member of the board of directors of the Company (the "Board"), from furnishing information to,
                                        -----
or entering into discussions or negotiations with, any person (other than Parent and Purchaser) in connection with an unsolicited proposal involving a fully-financed Competing Transaction which is made in writing by such person (other than Parent and Purchaser) and which, if consummated, would provide consideration per share of Common Stock to the shareholders of the Company in excess of the Offer Price if, and only to the extent that, the Board determines in good faith, based upon the written advice of Honigman Miller Schwartz and Cohn, that such action is required for the Board to comply with its fiduciary duties to shareholders under Michigan law.

               7.2 Shareholder agrees, while this Agreement is in effect, to notify Parent promptly of the number of any shares of Common Stock beneficial ownership of which is acquired by Shareholder after the date hereof.

          8.   Legend and Stop Transfer Instructions.  Immediately after the
               -------------------------------------
execution of this Agreement (and from time to time prior to the termination of this Agreement), Shareholder shall cause the Company to provide for each certificate representing Shares beneficially owned by Shareholder to bear a legend in the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE STOCK TENDER AND VOTING AGREEMENT, AND IS SUBJECT TO THE IRREVOCABLE PROXY REFERRED TO THEREIN, EACH DATED AS OF JUNE 17, 1999, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AND COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Immediately after the execution of this Agreement (and from time to time prior to the termination of this Agreement), Shareholder shall cause the Company to require that the transfer agent for its Common Stock shall make a notation in its records prohibiting the transfer of any of the Shares, except in accordance with the terms and conditions of this Agreement.

          9.   Survival of Representations and Warranties.  Except as expressly
               ------------------------------------------
set forth herein, one of the representations, warranties, covenants and agreements made by Shareholder, Parent or Purchaser in this Agreement shall survive the Closing hereunder.

          10.  Notices.  All notices or other communications required or
               -------
permitted hereunder shall be in writing, shall be given by hand delivery, U.S. Express Mail (return receipt requested), overnight courier guaranteeing next business day delivery, or facsimile, and shall be deemed duly given when received, addressed as follows:

               If to Parent or Purchaser:

                    Littlejohn Partners IV, L.P.
                    c/o Littlejohn & Co. LLC
                    115 East Putnam Avenue
                    Greenwich, CT  06830
                    Attention: Mr. Angus Littlejohn or Mr. Michael Klein
                    Telephone: (203) 861-4005
                    Facsimile: (203) 861-4009

               With copies to:

                    Pepper Hamilton LLP
                    3000 Two Logan Square
                    18th and Arch Streets
                    Philadelphia, PA 19103-2799
                    Attention:  James D. Epstein, Esq.
                    Telephone:  (215) 981-4368
                    Facsimile:  (215) 981-4750

               If to Shareholder:

                    c/o The Fisher Group
                    2700 Fisher Building
                    Detroit, MI  48202
                    Telephone: (313) 871-8000
                    Facsimile: (313) 871-0350

               With copies to:

                    Honigman Miller Schwartz and Cohn
                    2290 First National Building
                    Detroit, MI  48226
                    Attention:  Donald J. Kunz, Esq.
                    Telephone:  (313) 465-7454
                    Facsimile:  (313) 465-7455

          11.  Entire Agreement; Amendment.  This Agreement, together with the
               ---------------------------
documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

          12.  Assigns.  This Agreement shall be binding upon and inure to the
               -------
benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser may assign, any or all of its rights and obligations hereunder to Parent or any direct or indirect wholly-owned subsidiary of Parent without the consent of Shareholder or Company, but no such transfer shall relieve Purchaser of its obligations under this Agreement if such subsidiary does not perform the obligations of Purchaser hereunder.

          13.  Governing Law; Jurisdiction; and Consent to Service.  Except as
               ---------------------------------------------------
expressly set forth below, this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of Shareholder, Purchaser and Parent hereby agree that any dispute arising out of this Agreement, the Offer or the Merger shall be heard in the United States District Court for the Eastern District of Michigan and, in connection therewith, each party to this Agreement hereby consents to the jurisdiction of such courts and agrees that any service of process in connection with any dispute arising out of this Agreement, the Offer or the Merger may be given to any other party hereto by certified mail, return receipt requested, at the respective addresses set forth in Section 12 above.

          14.  Injunctive Relief.  The parties agree that in the event of a
               -----------------
breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

          15.  Counterparts; Facsimile Signatures.  This Agreement may be
               ----------------------------------
executed in any number of counterparts (including by facsimile signature), each of which shall be deemed to be an original and all of which together shall constitute one and the same documents.

          16.  Severability.  Any term or provision of this Agreement which is
               ------------
invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          17.  Further Assurances.  Each party hereto shall execute and deliver
               ------------------
such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

          18.  Third Party Beneficiaries.  Nothing in this Agreement, expressed
               -------------------------
or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

          19.  Legal Expenses.  In the event any legal proceeding is commenced
               --------------
by any party to this Agreement to enforce or recover damages for any breach of the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorneys fees. The provisions of this
Section 19 shall survive the Closing hereunder.

          20.  Amendment and Modification.  This Agreement may be amended,
               --------------------------
modified and supplemented only by a written document executed by Parent, Purchaser and Shareholder.

          IN WITNESS WHEREOF, Shareholder, Parent and Purchaser have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

                                    Max M. Fisher Revocable Trust
                                    u/a/d August 13, 1998


                                       /s/ Max M. Fisher
                                    By:___________________________
                                         Max M. Fisher, Trustee


                                    LITTLEJOHN PARTNERS IV, L.P.

                                    By: Littlejohn Associates, L.L.C.
                                         its General Partner


                                             /s/ Angus C. Littlejohn, Jr.
                                         By: ____________________________
                                                Title: Manager


                                    LPIV ACQUISITION CORP.


                                        /s/ Michael I. Klein
                                    By: _____________________________
                                        Title: President

                                   EXHIBIT A

                           Form of Irrevocable Proxy
                           -------------------------

          The undersigned shareholder of Durakon Industries, Inc., a Michigan corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Angus C. Littlejohn, Jr., Michael I. Klein, and Littlejohn Partners IV, L.P., a Delaware limited partnership ("Parent"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the issued and outstanding shares of capital stock of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire after the date hereof (the shares of the capital stock of the Company referred to in (clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares") Upon the execution hereof, all prior proxies given
                    ------
by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

          This proxy is irrevocable, is coupled with an interest and is granted in connection with a Stock Tender and Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the "Stock Tender Agreement"), and
                                                 ----------------------
is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, LPIV Acquisition Corp. and the Company (the "Merger Agreement"). Capitalized terms used but not otherwise
                  ----------------
defined in this proxy have the meanings ascribed to such terms in the Merger Agreement.

          The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement pursuant to Section 8.01 thereof or the Effective Time at any meeting of the shareholders of the Company, however called, or in any written action by consent of shareholders of the
Company: (a) in favor of the Merger; (b) against any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of the Company under or pursuant to the Merger Agreement; or (c) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer including, but not limited to, (i) any corporate transaction not entered into in the ordinary course of business (other than the Merger), including, but not limited to, a merger, other business combination, reorganization, consolidation, recapitalization, dissolution or liquidation involving Company, (ii) a sale or transfer of a material amount of assets of Company or any of its subsidiaries,
(iii) any change in the board of directors of Company, (iv) any material change in the capitalization of the Company, (v) any change in the charter, by-laws or other organizational or constitutive documents of the Company, or (v) any other material change in the corporate structure or business of the Company.

          This proxy shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

          Any term or provision of this proxy which is invalid or unenforceable, in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this proxy or affecting the validity or enforceability of any of the terms or provisions of this proxy in any other jurisdiction. If any provision of this proxy is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          This proxy shall terminate immediately upon the earlier of the valid termination of the Merger Agreement pursuant to Section 8.01 thereof or the Effective Time.


Dated: _____________ __, 1999

Max M. Fisher Revocable Trust
u/a/d August 13, 1998



By:___________________________
     Max M. Fisher, Trustee


Number of shares of Common Stock owned of record as of the date of this proxy:

____________